Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Dominion Midstream Partners, LP’s Preliminary Prospectus Supplement dated October 31, 2016 related to its Form S-3 (No. 333-207743) for the registration of Dominion Midstream Partners, LP’s common units and to the incorporation by reference of our report dated February 18, 2016, with respect to the consolidated financial statements and schedule of Questar Pipeline Company included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission and incorporated by reference in this Form 8-K.

/s/ Ernst & Young LLP

Salt Lake City, Utah

October 31, 2016